Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Governors and Members

Celcuity LLC.:

We consent to the use of our report dated June 9, 2017 with respect to the balance sheets of Celcuity LLC. as of December 31, 2016 and 2015, and the related statements of operations, changes in members’ equity, and cash flows for each of the years ended December 31, 2016 and 2015 contained in this registration statement and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Boulay PLLP

Minneapolis, Minnesota

August 23, 2017